FOR IMMEDIATE RELEASE

Scantek Medical Enters into Agreement for the Distribution of BreastCare in the Middle East, North Africa and Asia; Scantek Medical Moves its Office, Warehouse and Manufacturing Facility.

Ledgewood, NJ — July 24, 2007 — Scantek Medical, Inc. (SKML.PK, “Scantek”) announced today that it entered into a distribution agreement with Bin Herz General Trading (“Bin Herz”) of Dubai, United Arab Emirates, pursuant to which Bin Herz has been granted the exclusive distribution rights for Scantek’s BreastCare™/BreastAlert™ Differential Temperature Sensor product (“BreastCare”) in the following countries (collectively, the “Territory”): Afghanistan, Algeria, Bahrain, Egypt, Iraq, Jordan, Kuwait, Lebanon, Libya, Malaysia, Morocco, Oman, Pakistan, Qatar, Saudi Arabia, Tunisia, United Arab Emirates and Yemen.

The distribution agreement took effect as of June 1, 2007, and has a term of five years. Bin Herz has the right, in its sole and absolute discretion, to extend the agreement for up to two additional three year periods. Pursuant to the distribution agreement, Scantek may not distribute BreastCare in the Territory, Bin Herz may not distribute BreastCare outside the Territory, and Bin Herz may utilize subdistributors within the Territory. Bin Herz is required to meet minimum sales requirements after 2007. If Bin Herz fails to meet the minimum sales requirements, Scantek may, in its sole and absolute discretion, do one of the following: (A) terminate the agreement, (B) reduce the geographic scope of the Territory or (C) modify Bin Herz’ distribution rights in the Territory from exclusive to non-exclusive. Bin Herz must deliver a letter of credit simultaneously with each order to secure the payment of such order, and must pay in full for all units it purchases no later than 60 days after delivery. If Bin Herz fails to make full payment for an order within 60 days after shipment, Scantek may obtain payment pursuant to the letter of credit for such order.

Scantek also announced that it moved its operations from Cedar Knolls, NJ to a new facility in Ledgewood, NJ, having an aggregate of approximately 22,300 square feet. Scantek entered into a five (5) year, two (2) month lease terminating on May 31, 2012, with an option to extend for an additional five (5) years. The new facility is substantially larger than its prior facility and includes office, manufacturing and warehouse space.

BreastCare is a safe, non-invasive, low-cost, single-use medical device which detects tissue heat differentials between the breasts. The pads are placed inside of a woman’s bra for 15 minutes, after which the device registers a digital reading of the heat conducted from within the breast tissue. BreastCare has received marketing clearance from the United States Food and Drug Administration to be used by physicians as an adjunct to clinical breast examination, mammography and other established modalities for the detection of breast disease. In clinical studies in the United States (Memorial Sloan Kettering Cancer Center - NY, M. D. Anderson Cancer Center - Houston, Guttman Institute - NY, Georgetown University, and Brotman - UCLA), in Brazil, and at the European Institute of Oncology in Milan, Italy, BreastCare has been clinically proven capable of recognizing metabolic activity (angiogenesis) by recording the heat differentiation of corresponding areas of the breast, and has identified tumors as small as 5 mm in diameter.

Scantek believes that no other product on the market is able to accurately detect significant temperature differentials, which are an indication of the possibility of breast cancer, while still being inexpensive and easy to use. Those attributes make BreastCare ideal for public health systems in developing countries, where a substantial percentage of the adult female population does not have easy access to mammograms. BreastCare creates a medically and economically viable way to screen large numbers of women in poor or rural areas for breast cancer.

About Scantek Medical

Scantek Medical, Inc. developed, produces, and distributes the BreastCare™/ BreastAlert™ Differential Temperature Sensor product. Scantek is also developing medical devices which use this temperature differential technology to screen for other medical conditions, including prostate problems and susceptibility to stroke. Scantek’s manufacturing facility and corporate offices are located in Ledgewood, New Jersey, and it has subsidiaries in Brazil and Hungary.

Statements in this press release which are not historical, including management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the risk factors and other information set forth in Scantek’s filings with the Securities and Exchange Commission. Actual results could differ materially from any forward-looking statements and may vary from management's expectations and cannot be guaranteed.

For more information, please contact:

Dr. Zsigmond L. Sagi

Phone: (973) 527-7100
Fax: (973) 527-7099
Email: skml@tellurian.com